Exhibit 10.16
METALICO, INC.
DEFERRED STOCK
AWARD AGREEMENT
           This Deferred Stock Award Agreement (this “Agreement”) is made as of                     , 20     (the “Date of Grant”) between Metalico, Inc. (the “Company”), and                          (“Grantee”). This Agreement is made pursuant to the Company’s 2006 Long-Term Incentive Plan (the “Plan”), the terms and provisions of which are incorporated herein by reference.
          1. Deferred Stock Award: The Company hereby grants to Grantee and Grantee hereby accepts, on the terms and conditions hereinafter set forth, the right (the “Award”) to receive
_________________________ (___________) shares (“Shares”)
of the Company’s Stock (as defined in Section 2 of the Plan) (the “Deferred Stock”) on the terms and conditions of the Plan and this Agreement, to be issued in three equal tranches as follows:
•	1/3 of the Shares (“Tranche 1”) to be issued __________, 20__ (“Settlement Date 1”)

•	1/3 of the Shares (“Tranche 2”) to be issued __________, 20__ (“Settlement Date 2”)

•	1/3 of the Shares (“Tranche 3”) to be issued __________, 20__ (“Settlement Date 3”)
Notwithstanding anything in this Agreement to the contrary, this grant shall be rescinded and no longer of any force or effect if the Grantee does not execute and return this Agreement to the Company by ___________, 20_.
          2. Vesting: Subject to the terms and restrictions set forth in the Plan and Sections 5 and 6 of this Agreement, the Shares in Tranche 1 (with Tranche 2 and Tranche 3, each a “Tranche”) will become vested on Settlement Date 1 (with Settlement Date 2 and Settlement Date 3, each a “Settlement Date”), the Shares in Tranche 2 will become vested on Settlement Date 2, and the Shares in Tranche 3 will become vested on Settlement Date 3. Grantee will have the rights of a shareholder only as to shares actually issued to Grantee and not with respect to Shares subject to the Award but not issued to Grantee.
          3. Certificates; Book Entry: As soon as practicable after each Settlement Date and subject to the terms of the Plan and this Agreement, the Company will issue the Shares in the applicable Tranche and either (i) cause a certificate evidencing such Shares to be issued and registered in Grantee’s name on the stock transfer books of the Company and delivered to Grantee at Grantee’s last address filed with the Company, or (ii) if directed by Grantee, cause such Shares to be transferred to and registered electronically by book entry in a brokerage account designated by Grantee.
          4. Employment with the Company: Except as may otherwise be provided in Section 5 of this Agreement, each Tranche of the Deferred Stock granted hereunder is granted on the condition that Grantee remains an employee of the Company or a subsidiary of the Company during the period from the Date of Grant through (and including) the applicable Settlement Date. By way of illustration: (a) if Grantee’s employment terminates before Settlement Date 1, Grantee will not be entitled to any of the Deferred Stock; (b) if Grantee’s employment terminates after Settlement Date 1 but before Settlement Date 2, Grantee will be entitled to all Shares of Deferred Stock in Tranche 1 but no Shares in Tranche 2 or Tranche 3; and (c) if Grantee’s employment terminates after Settlement Date 2 but before Settlement Date 3, Grantee will be entitled to all Shares of Deferred Stock in Tranche 1 and Tranche 2 but no Shares in Tranche 3. For purposes of this Agreement, the term “employee” is understood to include any “Eligible Person” (as that term is defined in the Plan) granted an Award hereunder regardless of status as an employee, consultant, or otherwise as permitted under the Plan, and the term “employment” is understood to include any arrangement for the provision of services to the Company or its subsidiaries as contemplated under the eligibility provisions of the Plan.

     5. Acceleration of Vesting:
          (a) Termination of Employment Due to Death or Disability. If Grantee’s employment termination occurs due to Grantee’s death or Disability (as defined in Section 2 of the Plan), all remaining Tranches of Deferred Stock awarded to Grantee on the date of such employment termination will immediately become vested as of such date without regard to any deferral and such date will be deemed a Settlement Date for purposes of Section 3 of this Agreement.
          (b) Change in Control. In accordance with the terms and restrictions of Section 9 of the Plan, if there is a Change in Control of the Company (as defined in Section 9(c) of the Plan), all remaining Tranches of Deferred Stock awarded to Grantee will become fully vested as of the time of the Change in Control, subject to applicable restrictions set forth in Section 11(a) of the Plan, without regard to any termination of employment or service by Grantee other than a termination for Cause and without regard to any deferral. The date of such Change in Control will be deemed a Settlement Date for purposes of Section 3 of this Agreement.
     6. Forfeiture:
          (a) Termination of Employment for Cause or Upon Occurrence of Forfeiture Event. In accordance with the terms and restrictions of Section 10 of the Plan, if Grantee’s employment is terminated for Cause (as defined in Section 2 of the Plan), or if any other Forfeiture Event occurs (as defined in Section 10 of the Plan), including but not limited to Grantee’s violation of the material terms of any employment or other agreement entered into with the Company, the Deferred Stock, whether or not vested or issued, will be immediately forfeited and canceled. Furthermore, Grantee will be subject to the forfeiture provisions of Section 10 of the Plan and, in accordance therewith, will be obligated to repay the Company the total amount of Award Gain (as defined in Section 10(a)(ii) of the Plan) realized by Grantee.
          (b) Termination of Employment for Other Than Cause, Death or Disability. If Grantee’s employment with the Company is terminated for other than Cause, death or Disability, Grantee’s right to any Tranche which is not vested as of Grantee’s employment termination date will become immediately cancelled and of no further force or effect upon the date of the termination of Grantee’s employment.
     7. Non-Transferable: Subject to the terms and restrictions of Section 11(b) of the Plan, Grantee may not transfer rights in or to any unvested Shares of the Deferred Stock except by will or the laws of descent and distribution. Rights in or to unvested Shares will not be otherwise transferred, assigned, pledged, hypothecated or encumbered or subject to any lien, obligation or liability of Grantee to any party (other than the Company or a subsidiary or affiliate thereof), whether by operation of law or otherwise. Any attempted transfer, assignment, pledge, hypothecation or other disposition of unvested Shares contrary to the provisions of the Plan or this Agreement, or the levy of any execution, attachment or similar process upon unvested Shares, will be null and void and without effect. Vested Shares of Deferred Stock issued hereunder will not be subject to any additional transfer restrictions.
     8. Adjustments and Corporate Reorganizations: In the event that any large, special and non-recurring dividend or other recapitalization, forward or reverse split, stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the unvested Deferred Stock such that an adjustment is determined by the Committee (as defined in the Plan) to be appropriate under the Plan, then the Committee will, in such manner as it may deem equitable, make certain adjustments in accordance with the terms of Section 11(c) of the Plan, including but not necessarily limited to any or all of the following: (a) adjustment to the number and kind of shares of Deferred Stock, and (b) if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of unvested Shares of Deferred Stock (subject to Section 11(k) of the Plan). The Committee’s determinations as to what adjustments will be made, and the extent thereof, will be final, binding and conclusive.

     9. Taxes:
          (a) Withholding. Grantee will be liable for any and all taxes, including withholding taxes, arising out of the Award and the vesting and issuance of Shares of Deferred Stock hereunder. Grantee will pay to the Company promptly upon request, and in any event at the time Grantee recognizes taxable income in respect of all or any Tranche of the Deferred Stock, an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to such Deferred Stock. Such payment will be made in the form of cash in an amount equal to such withholding liability, provided that the Committee may, in its sole discretion, to the extent permitted by applicable law, allow such withholding obligation to be satisfied by any other method described in Section 11(d) of the Plan.
          (b) Section 83(b) Election. Grantee may elect to be immediately taxed on the Deferred Stock provided in the Award under Internal Revenue Code (“Code”) Section 83(b), “Property transferred in connection with performance of services/Election to include in gross income in year of transfer.” Grantee will notify the Company of such election within thirty (30) days of the Date of Grant.
          (c) Section 409A. To the extent applicable, this Agreement will be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or guidance that may be issued after the Date of Grant. Without limiting the authority of the Committee under the terms of the Plan to make modifications to the Award of Deferred Stock hereunder by reason of changes in law or circumstances that would result in any substantial dilution or enlargement of the rights granted to, or available for, Grantee in respect of this Award or otherwise as a participant in the Plan or which otherwise warrants equitable adjustment to the terms and conditions of this Award because such event interferes with the operation of the Plan, and notwithstanding any provision of this Agreement to the contrary, in the event that the Committee or an authorized officer of the Company determines that any amounts will be immediately taxable to Grantee under Section 409A of the Code and related Department of Treasury guidance (or subject Grantee to a penalty tax) in connection with the Award or vesting of Deferred Stock hereunder or any other provision of this Agreement or the Plan, the Company may (a) adopt such amendments to the Award, including amendments to this Agreement (having prospective or retroactive effect), that the Committee or such authorized officer determines to be necessary or appropriate to preserve the intended tax treatment of the Award hereunder and/or (b) take such other actions as the Committee or such authorized officer determines to be necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the Date of Grant.
     10. No Rights as Grantee: This Agreement is not an employment agreement and no provisions hereof should be interpreted as such. No provisions of this Agreement will provide Grantee with any guarantee of future employment or confer any right to continue as an employee of the Company. Nothing in this Agreement will interfere in any way with the right of the Company to terminate Grantee’s employment at any time. All matters concerning the employment relationship between the Company and Grantee will be governed by applicable law and the terms of a separate employment agreement, if any, between the parties.
     11. Requirements of Law and of Stock Exchanges: The Board of Directors of the Company (the “Board”) will have the right to impose such restrictions on any shares granted pursuant to this Agreement as it may deem advisable, including restrictions under applicable federal securities law, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. Grantee agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement. This Agreement will be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.
     12. Miscellaneous:
          (a) Further Assurances. The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

          (b) Confidentiality of the Agreement. Grantee agrees to keep confidential the terms of this Agreement, unless and until such terms have been disclosed publicly other than through a breach by Grantee of this covenant, provided that this provision will not prohibit Grantee from providing this information on a confidential and privileged basis to Grantee’s attorneys or accountants for purposes of obtaining legal or tax advice or as otherwise required by law.
          (c) Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Board. No waiver of any right hereunder by any party will operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement will be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
          (d) Notices. Any notice hereunder by Grantee will be given to the Company in writing and such notice will be deemed duly given only upon receipt thereof at the Company’s principal offices located at 186 North Avenue East, Cranford, New Jersey 07016, or at such other address as the Company may designate by notice to Grantee. Any notice hereunder by the Company will be given to Grantee in writing and such notice will be deemed duly given only upon receipt thereof at the address set forth below Grantee’s signature to this Agreement or at such other address as Grantee may designate by notice to the Company.
          (e) Construction. The construction of this Agreement is vested in the Board or the Committee, as applicable, and their respective construction will be final and conclusive.
          (f) Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement will be severable and enforceable to the extent permitted by law.
          (g) Entire Agreement. This Agreement and the Plan contain all of the understandings and agreements between the Company and Grantee concerning this Award and supersede all earlier agreements, negotiations and understandings, whether written or oral, between the parties with respect thereto. The Company and Grantee have made no promises, agreements, conditions or understandings, either orally or in writing, that are not included in this Agreement or the Plan.
          (h) Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Delaware, without reference to the conflicts of laws principles thereof.
          (i) Counterparts. This Agreement may be executed in two or more counterparts, each one of which will be deemed an original, but all of which together will constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

METALICO, INC.	GRANTEE

By:

Name:	Name:

Title:	Address:

Soc. Sec. No.: